Exhibit 2.1

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 10, 2006, by and among vFINANCE INVESTMENTS, INC., a Florida corporation (“Buyer”), vFINANCE, INC., a Delaware corporation (“VFIN”), STERLING FINANCIAL INVESTMENT GROUP, INC., a Florida corporation (“Seller”), and STERLING FINANCIAL GROUP OF COMPANIES, INC., a Delaware corporation (“Parent”).

R E C I T A L S:

Seller and Parent are engaged in the business of (a) providing investment advisory services (including consulting services) relating to fixed income products or investments, (b) executing transactions involving or related to fixed income products or investments and (c) providing retail brokerage services (other than the retail brokerage activities of Panco as of the date hereof) (collectively, the “Business”).

Seller is a wholly-owned subsidiary of Parent.

Each of Seller and Parent desires to sell to Buyer, and Buyer desires to purchase from Seller and Parent, all right, title and interest of Seller and Parent in and to all of the tangible and intangible assets, properties and rights owned by Seller and Parent and used in connection with the operation of the Business, and in connection therewith, Buyer is willing to assume certain liabilities of Seller and Parent relating thereto (and to reimburse Seller or Parent for certain prepaid expenses), all upon the terms and subject to conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1          Definitions. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

“AAA” means the American Arbitration Association.

“Acquired Assets” has the meaning given to such term in Section 2.1(a).

“Acquired Intellectual Property” means the Intellectual Property included in the Acquired Assets.

“Acquisition Proposal” has the meaning given to such term in Section 7.6.

“Adjusted Buyer Stock” means the following number of shares of VFIN Common Stock which will be delivered to Parent at Closing as part of the Stock Purchase Price: (i) 2,500,000 (ii) minus the Post-Closing Revenues and then (iii) divided by 2,500,000 and then (iv) multiplied by 14,500,000; provided, however, the maximum amount of Adjusted Buyer Stock shall not exceed 4,500,000 shares of VFIN Common Stock.

“Affiliate” or “affiliate” of any specified Person means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person, and in any event shall be deemed to include (a) any Person who directly or indirectly owns or controls ten percent (10%) or more of the common equity of, or right to vote on ordinary matters for, the specified Person (provided, however, neither Seller, Parent nor any of their Affiliates shall be deemed an Affiliate of Buyer, VFIN or any of their Affiliates for any purposes under this Agreement or the other Transaction Documents other than for purposes of determining registration exemptions for transfers of VFIN Common Stock under applicable securities laws) and (b) any officer or director of the specified Person (provided, however, no officer or director of Seller, Parent or any of their Affiliates who becomes an officer and or director of Buyer, VFIN or any of their Affiliates after the Closing shall be deemed an Affiliate of Buyer, VFIN or any of their Affiliates for any purposes under this Agreement or the other Transaction Documents other than for purposes of determining registration exemptions for transfers of VFIN Common Stock under applicable securities laws).

“Agreement” has the meaning given to such term in the introductory paragraph to this Agreement.

“Allocation Statement” has the meaning given to such term in Section 3.1(b).

“Assignment of Trademark” means the Trademark Assignment, substantially in the form attached hereto as Exhibit E.

“Assumed Contracts” has the meaning given to such term in Section 4.3.

“Assumed Liabilities” has the meaning given to such term in Section 4.1.

“Assumption Agreement” means the Assumption Agreement, substantially in the form attached hereto as Exhibit A.

“Audited Financial Statements” has the meaning given to such term in Section 5.4(a).

“Bill of Sale” means the Bill of Sale, substantially in the form attached hereto as Exhibit B.

“Business” has the meaning given to such term in the recitals to this Agreement.

“Business Day” means a day other than a Saturday, a Sunday or a day on which the New York Stock Exchange is open for domestic and foreign exchange business.

“Buyer” has the meaning given to such term in the introductory paragraph to this Agreement.

“Buyer Losses” has the meaning given to such term in Section 11.2(a).

“Buyer’s Objection” has the meaning given to such term in Section 3.2(b).

“Closing” has the meaning given to such term in Section 9.1.

“Closing Date” has the meaning given to such term in Section 9.1.

“Closing Transaction Documents” means the following Transaction Documents: the Assumption Agreement; the Bill of Sale; the Lease Assignment; the Panco IC Agreement; the Assignment of Trademark; the Standstill Agreement; the Voting and Lockup Agreement; and the Registration Rights Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Confidential Information” has the meaning given to such term in Section 7.5.

“Consent” means any License of, filing or registration with, or notice to, any Person.

“Contracts” means all contracts, commitments, agreements and other legally binding arrangements, written or oral, to which Seller or Parent is a party or by which Seller or Parent or their respective properties are bound.

“Copyrights” has the meaning given to such term in Section 2.1(a)(xii).

“Environmental Clean-up Site” means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or on any similar state or provincial list of sites requiring investigation, cleanup or remediation, or is otherwise subject to any order of, or pending action or proceeding by, a Governmental Authority alleging the violation of or Liability under an Environmental Law requiring investigation, cleanup or remediation.

“Environmental Law” means any and all Laws (including common law), Environmental Permits or agreements with any Governmental Authority (a) relating to (i) the protection of health, the environment or the health and safety or workers or (ii) exposure to Hazardous Substances or (b) governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or Release of Hazardous Substances, including, without limitation, the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and the state or provincial analogies thereto, all as amended or superseded from time to time.

“Environmental Permit” has the meaning given to such term in Section 5.7(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means any corporation, other entity or trade or business, whether or not incorporated, that is, or at any time prior to the date hereof was, controlled by, controlling or under common control with Seller or Parent (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

“Exchange Act” has the meaning given to such term in Section 7.6.

“Excluded Assets” has the meaning given to such term in Section 2.2.

“Excluded Liabilities” has the meaning given to such term in Section 4.2.

“Exhibits” means the exhibits to this Agreement.

“Executive Employment Agreement” means the employment agreement to be entered into between Buyer and Charles Garcia, substantially in the form attached hereto as Exhibit F.

“Financial Statements” has the meaning given to such term in Section 5.4(a).

“GAAP” means United States of America generally accepted accounting principles.

“Governmental Authority” means (a) the United States of America or any foreign country, (b) any domestic or foreign state, territory, province, county, city or other unit or subdivision thereof or (c) any entity, authority, agency, department, board, commission, official, instrumentality, court, arbitrator or tribunal (or other judicial body) of any of the foregoing exercising legislative, judicial, regulatory or administrative functions.

“Hazardous Substance” means petroleum, petroleum by-products, polychlorinated biphenyls, asbestos and asbestos-related materials and any other chemicals, materials, substances or wastes which are currently defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants” or words of similar import under any Environmental Law.

“Indemnification Acknowledgment” has the meaning given to such term in Section 11.4.

“Indemnified Buyer Group” has the meaning given to such term in Section 11.2(a).

“Indemnified Party” means a Person that is entitled to the benefits of indemnification from an Indemnifying Party in accordance with the terms and conditions of Article 11 of this Agreement.

“Indemnified Seller Group” has the meaning given to such term in Section 11.2(b).

“Indemnifying Party” means a Party to this Agreement that has the obligation to indemnify an Indemnified Party in accordance with the terms and conditions of Article 11 of this Agreement.

“Insurance Policies” has the meaning given to such term in Section 5.24.

“Intellectual Property” has the meaning given to such term in Section 2.1(a)(xii).

“IRS” means the Internal Revenue Service.

“Law” means any law, order, statute, treaty, writ, judgment, decree, injunction, rule, regulation, by-law, ordinance, code or other policy, guideline, interpretation or pronouncement having the effect of law of any Governmental Authority.

“Lease Assignment” means the Assignment and Assumption of Lease for the Real Property Leases, substantially in the form attached hereto as Exhibit C.

“Leased Real Property” means the premises demised pursuant to the Real Property Leases.

“Liability” means any debts, liabilities, obligations, claims, expenses, Taxes, contracts, accounts payable or commitments of any kind, character or description, whether accrued or fixed, absolute or contingent, asserted or unasserted, liquidated or unliquidated, matured or unmatured, known or unknown, determined or undetermined.

“License” means any license, permit, certificate, authorization, approval, franchise, order, registration, qualification, waiver or similar consent issued by any Person.

“Lien” means any lien, encumbrance, security interest, mortgage, hypothec, pledge, restriction, charge or claim of any kind.

“Losses” means, collectively, Buyer Losses and Seller Losses.

“Management Agreement” means the Management Agreement, substantially in the form attached hereto as Exhibit K.

“Machinery” means any machinery, equipment, tools, furniture, furnishings, supplies, goods and other tangible items of personal property, and all warranties and guarantees existing for the benefit of Seller or Parent in connection with the foregoing.

“Management Date” means January 1, 2006.

“Measurement Period” means for the months of January, February, March, April, May, June and July, 2006, the three full calendar months during such seven month period where the total of the (a) revenues of any kind accrued in accordance with GAAP by Buyer or VFIN from the Business, the Panco IC Agreement or the US Hispanic Retail IC Agreements (which, for the avoidance of doubt, shall for the applicable month include any new brokers engaged in the Business and added to Buyer’s or VFIN’s operation of the Business after the Closing Date but during or prior to such applicable month) plus (b) the revenues of any kind accrued in accordance with GAAP by Buyer or VFIN that are originated by Charles Garcia, are the greatest; provided, however, if either June or July, 2006 is not one of the three calendar months with the greatest revenues as described above, then June or July, 2006 (whichever had the greater revenue amount (as described above)) shall be included in the Measurement Period in lieu of the third highest calendar month with the third greatest total revenues.

“Negotiation Period” has the meaning given to such term in Section 3.2(b).

“Neutral Accounting Firm” has the meaning given to such term in Section 3.2(c).

“Panco” means Sterling Financial Investment Group, S.A., the Panama broker-dealer owned by Parent.

“Panco IC Agreement” means the Panama broker-dealer independent contractor agreement, substantially in the form attached hereto as Exhibit D.

“Parent” has the meaning given to such term in the introductory paragraph to this Agreement.

“Parent’s Objection” has the meaning given to such term in Section 3.2(b).

“Parties” means the parties to this Agreement.

“Patents” has the meaning given to such term in Section 2.1(a)(xii).

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or other entity or Governmental Authority.

“Post-Closing Revenues” means the total revenue for the three full calendar months comprising the Measurement Period.

“Prepaid Expenses” has the meaning given to such term in Section 2.1(a)(xv).

“Purchase Price” has the meaning given to such term in Section 3.1(a).

“Real Property Leases” has the meaning given to such term in Section 2.1(a)(iii).

“Receivable” has the meaning given to such term in Section 2.1(a)(vii).

“Registration Rights Agreement” means the Registration Right Agreement, substantially in the form attached hereto as Exhibit I.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or other action having the effect of releasing a Hazardous Substance into the environment.

“Restricted Period” has the meaning given to such term in Section 7.7(a).

“Retained Business” means Seller’s and Parent’s private banking and asset management businesses, to the extent not engaged in the Business, and the business of Panco as conducted on the date hereof.

“Schedule” means the disclosure schedules delivered by the Parties hereto on the date hereof and attached hereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller” has the meaning given to such term in the introductory paragraph of this Agreement.

“Seller Employment and Contracting Matters” has the meaning given to such term in Section 5.10(b).

“Seller Losses” has the meaning given to such term in Section 11.2(b).

“Site” means any of the real properties currently or previously owned, leased or operated by Seller, Parent or any of their respective predecessors, including all soil, subsoil, surface waters and groundwater thereat.

“Standstill Agreement” means the Standstill Agreement, substantially in the form attached hereto as Exhibit G.

“Stock Purchase Price” has the meaning given to such term in Section 3.1(a).

“Taxes” means all federal, provincial, territorial, state, municipal, local, foreign or other taxes (including, without limitation, governmental imposts, levies and other assessments) including, without limitation, all income, franchise, gains, capital, profits, gifts, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, excise, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties.

“Tax Return” means any return, report, information statement, schedule or other document (including, without limitation, any such document prepared on a consolidated, combined or unitary basis and also including any supporting schedules or attachments thereto) filed or required to be filed by any Person with respect to Taxes.

“Terminated Employees” has the meaning given to such term in Section 5.10(b).

“Third Party Consents” has the meaning given to such term in Section 7.4(d).

“Trademarks” has the meaning given to such term in Section 2.1(a)(xii).

“Transaction Documents” means this Agreement, the Assumption Agreement, the Bill of Sale, the Lease Assignment, the Panco IC Agreement, the Assignment of Trademark, the Standstill Agreement, the Voting and Lockup Agreement, the Registration Rights Agreement, the Management Agreement and the other agreements, documents and instruments to be executed and delivered in connection with any of the foregoing.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code from time to time.

“Unaudited Balance Sheet” has the meaning given to such term in Section 5.4.

“Unaudited Financial Statements” has the meaning given to such term in Section 5.4.

“US Hispanic Retail IC Agreements” has the meaning given to such term in Section 8.3(i).

“Vehicles” means all motor vehicles, automobiles, buses, trucks, other vehicles or rolling stock, and all warranties and guarantees existing for the benefit of Seller or Parent in connection with any of the foregoing.

“VFIN” has the meaning give to such term in the introductory paragraph to this Agreement.

“VFIN Common Stock” means the common stock, par value $.01 per share, of VFIN.

“Voting and Lockup Agreement” means the Voting and Lockup Agreement substantially in the form attached hereto as Exhibit H.

1.2          Construction. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender and neuter, (b) words using the singular or plural number also include the plural or singular number, (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement and not to any particular provision of this Agreement, (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (e) the terms “include,” “includes,” “included,” “including” and derivative or similar words shall be deemed to be followed by the words “without limitation,” (f) all accounting terms used in this Agreement and not otherwise expressly defined in this Agreement shall have the meanings given to them under GAAP and (g) all monetary amounts specified in this Agreement shall represent United States Dollars.

ARTICLE 2

PURCHASE AND SALE

2.1          Acquired Assets. (a) On the terms, and subject to the conditions of this Agreement, on the Closing Date, each of Seller and Parent shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from each of Seller and Parent, all of the right, title and interest of Seller and Parent in and to the following tangible and intangible assets, properties and rights (such assets, properties and rights being referred to herein as the “Acquired Assets”):

(i)	The Business. The Business as a going concern;

(ii)          Clearing Firm Deposits. $500,000 in cash on deposit with the Fortis Securities, LLC to be used for deposits for the clearing firm of the Business after the Closing Date;

(iii)        Real Property Leases. The leases or subleases of real property described on Schedule 2.1(a)(iii), and any options to purchase the underlying property, leasehold improvements and all other rights appurtenant to such leases or subleases (collectively, the “Real Property Leases”);

(iv)         Machinery. The Machinery, whether owned or leased, described on Schedule 2.1(a)(iv);

(v)          Vehicles. The Vehicles, whether owned or leased described on Schedule 2.1(a)(v);

(vi)         Books and Records. All files, documents, instruments, computer files, papers, books and records of Seller or Parent relating to the Business, in whatever format or medium, whether current or historical, including, without limitation, advertising, marketing and sales programs, sales and promotional materials, business and strategic plans, manuals and data, catalogues, customer lists, vendor lists, mailing lists, account records and design archives; provided that any items described in this clause (vi) principally related to Seller’s and Parent’s Retained Business (and relating to any previously divested business) shall remain with Seller or Parent, but copies of any such items shall be provided to Buyer (who shall have ownership rights in such items to the extent used in the Business);

(vii)       Receivables. All accounts receivable, notes and other amounts receivable from third parties arising from the conduct of the Business, whether or not in the ordinary course of business, together with any unpaid financing charges or interest thereon, generated by the Business after the date hereof in accordance with the terms of this Agreement (collectively, “Receivables”);

(viii)      Contracts. The Contracts described on Schedule 2.1(a)(viii), subject to Article 4 herein and any Contacts entered into by the Business in the ordinary course after the date hereof in accordance with the terms of this Agreement which Buyer agrees in writing to assume;

(ix)         Licenses. All Licenses granted or issued to Seller or Parent which are used in to the Business;

(x)          Client Accounts. The client accounts described on Schedule 2.1(a)(x), which schedule discloses the revenues generated by the Business from each such account during the current calendar year and the past two (2) calendar years and any client accounts opened by the Business in the ordinary course after the date hereof in accordance with the terms of this Agreement;

(xi)         Security Deposits. The security deposits (A) deposited by or on behalf of Seller or Parent and described on Schedule 2.1(a)(xi)(A), subject to Section 7.13 or (B) deposited with Seller or Parent and described in Schedule 2.1(a)(xi)(B);

(xii)       Intellectual Property. All Intellectual Property used in connection with the operation of the Business. For purposes of this Agreement, “Intellectual Property” means (A) inventions, ideas or conceptions of potentially patentable subject matter, whether or not patentable, whether or not reduced to practice, whether or not yet made the subject of a pending patent application or applications, (B) patents and patent applications (including any continuations, continuations-in-part, divisionals, reissues, renewals and applications for any of the foregoing) ((A) and (B) collectively, “Patents”), (C) trademarks, service marks, trade dress, designs, logos, trade names, corporate names and general intangibles of like nature, whether or not registered, including all common law rights and registrations and applications for registration thereof, together with all goodwill relating to the foregoing (collectively, “Trademarks”), including, without limitation, the “Sterling Financial” Trademark, (D) copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions (collectively, “Copyrights”), (E) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, (F) trade secrets and confidential, technical or business information (including, without limitation, ideas, formulas and compositions), (G) technology (including, without limitation, know-how and show-how), production processes and techniques, research and development information, drawings, specifications, designs, sketches, design archives, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether or not confidential, whether current or historical, (H) all rights to obtain and apply for Patents, and to register Trademarks and Copyrights, (I) copies and tangible embodiments of all the foregoing, in whatever form or medium, (J) all rights to sue, recover and retain damages (and costs and attorneys’ fees) for present and past infringement of any of the Intellectual Property rights hereinabove set out, and (K) all common law rights with respect to the Intellectual Property hereinabove set out; provided that research principally related to Seller’s and Parent’s Retained Business shall remain with Seller, but copies of such research shall be provided to Buyer (who shall have ownership rights in such items to the extent used in the Business).

(xiii)      Causes of Action. All causes of action relating to the Acquired Assets or the Business;

(xiv)      Goodwill. The goodwill of Seller and Parent relating to the Business and the Acquired Assets; and

(xv)        Prepaid Expenses. The prepaid expenses listed on Schedule 2.2(a)(xv), subject to Section 7.13 (the “Prepaid Expenses”).

Each Schedule prepared under this Section 2.1 shall specifically state whether Seller or Parent owns the asset, property or right listed on such Schedule.

(b)          Acquired Assets Free of Liens. All of the Acquired Assets shall be sold, assigned, transferred, conveyed and delivered to Buyer free and clear of all Liens.

2.2          Excluded Assets. Notwithstanding the foregoing, Seller and Parent shall not sell, assign, transfer, convey or deliver, and Buyer shall not purchase, pursuant to this Agreement, and the term “Acquired Assets” shall not include, any of the following (collectively, the “Excluded Assets”):

(a)          Corporate Accounts, etc. Any interest in and to the capital stock of Seller and Parent and all minute books, stock records, income tax records (subject to Section 7.2) and similar corporate documents of Seller and Parent;

(b)          Rights Under Transaction Documents. All rights of Seller and Parent under this Agreement and the other Transaction Documents; and

(c)	Other Assets. The assets listed on Schedule 2.2(c).

ARTICLE 3

PURCHASE PRICE

3.1          Purchase Price and Allocation. (a) Purchase Price. The aggregate purchase price for the Business and the Acquired Assets shall be (i) Seventeen Million Five Hundred Thousand (17,500,000) shares of VFIN Common Stock to be issued to Parent, subject to adjustment as provided in Section 3.2 (the “Stock Purchase Price”), (ii) the assumption by Buyer of the Assumed Liabilities, to the extent set forth in Section 4.1 and (iii) cash in the amount of the Prepaid Expenses (collectively, the “Purchase Price”).

(b)          Allocation of Purchase Price. (i) As soon as practicable after the Closing, Buyer shall prepare and deliver to Parent a schedule allocating the Purchase Price among the Acquired Assets (the “Allocation Statement”). Seller, Parent and Buyer shall file IRS Form 8594 and any required attachments thereto, together with all Tax Returns, in accordance with the Allocation Statement and Section 1060 of the Code. Seller and Parent, on the one hand, and Buyer, on the other hand, shall provide promptly the other with any other information required to complete the Allocation Statement. For all Tax purposes, Seller, Parent and Buyer agree to report the transactions contemplated hereby (including the filing of any Tax Returns and refund claims) in a manner consistent with the Allocation Statement.

3.2          Stock Purchase Price Adjustment. (a) The Stock Purchase Price shall be subject to the following adjustment. In the event that the Post-Closing Revenues are less than $2,500,000, then the shares of the Stock Purchase Price delivered to Parent at the Closing constituting Adjusted Buyer Stock shall be automatically cancelled without further action on the part of any Party. Without limiting the prior sentence, Seller and Parent shall return any stock certificates representing Adjusted Buyer Stock to VFIN, together with any stock powers or transfer instruments requested by VFIN. In the event they do not possess a stock certificate in the exact amount of the Adjusted Buyer Stock, they shall return stock certificates representing an amount greater than the Adjusted Buyer Stock and VFIN will then reissue a new stock certificate representing the amount of the original stock certificate less the Adjusted Buyer Stock.

(b)          Buyer will calculate the Post-Closing Revenues and the amount of the Adjusted Buyer Stock and deliver its determination to Parent. If Parent believes that the Post-Closing Revenues and the Adjusted Buyer Stock has not been properly calculated in accordance with this Agreement, it shall, within thirty (30) days after delivery of Buyer’s calculation, give written notice (“Parent’s Objection”) to Buyer, setting forth the basis of each of Parent’s objection and the specific adjustments which Parent believes should be made. Failure to provide Buyer with Parent’s Objection in accordance with this Section 3.2(b) within such thirty (30) day period shall constitute acceptance and approval by Parent of Buyer’s calculation. If any proposed change set forth in Parent’s Objection is not accepted by Buyer, then Buyer shall within thirty (30) days after delivery of Parent’s Objection give written notice to Parent of Buyer’s objection to such change (“Buyer’s Objection”). Failure to provide Parent with Buyer’s Objection within such thirty (30) day period shall constitute acceptance and approval by Buyer of Parent’s Objection. For a period of twenty (20) days after Buyer’s Objection (the “Negotiation Period”), Parent and Buyer shall negotiate in good faith to resolve any remaining disputes as expeditiously as possible. If, after the Negotiation Period, any disputes still remain unresolved, then:

(c)          Parent and Buyer promptly shall engage an accounting firm as may be mutually acceptable to Buyer and Parent (the “Neutral Accounting Firm”) to resolve such disputes. The Neutral Accounting Firm shall act as an arbitrator and shall resolve, solely on the basis of any presentations submitted by Parent and Buyer, only those issues set forth in Parent’s Objection and Buyer’s Objection which are still in dispute. Each of Buyer and Parent shall make its complete submission to the Neutral Accounting Firm within ten (10) days following the engagement of the Neutral Accounting Firm. The failure by either Party to make a complete submission prior to the expiration of such ten (10) day period shall be deemed a waiver of such Party’s right to make a submission to the Neutral Accounting Firm. The Parties shall instruct the Neutral Accounting Firm to resolve the remaining disputes and to determine the Post-Closing Revenues and the Adjusted Buyer Stock in a manner consistent with the provisions of this Agreement and within thirty (30) days following the date on which the last submission from a Party is timely made. The Neutral Accounting Firm shall resolve the remaining disputes and determine the Post-Closing Revenues and the Adjusted Buyer Stock not on the basis of an independent review, but only within the disputed ranges. Such resolution shall be set forth in a written statement delivered to Seller and Buyer, and shall be final, binding and conclusive absent manifest error. The fees and any expenses of the Neutral Accounting Firm shall be paid by the Party whose calculation of Post-Closing Revenues is farther away from the Neutral Accounting Firm’s calculation.

ARTICLE 4

LIMITED ASSUMPTION OF LIABILITIES

4.1          Assumption of Liabilities. Except as expressly provided herein, Buyer shall not assume, or agree to pay, perform or discharge, any Liabilities of Seller, Parent or the Business. Subject to the terms, conditions, representations and warranties contained herein, on the Closing Date, Buyer will assume, and agree to pay, perform and discharge when due, (a) the Liabilities of Seller and Parent directly relating to the operation of the Business which arise and are to be paid, performed or discharged from and after the Closing under the Assumed Contracts and (b) the Liabilities of Seller and Parent identified on Schedule 4.1 in the exact amount set forth on such Schedule (the Liabilities described in (a) and (b) collectively, the “Assumed Liabilities”) and any increases or decreases in the amount of such Liabilities which occur in connection with the ordinary course operation of the Business after the date hereof, provided that such increases or decreases are consented to in writing by the Buyer, and no other Liabilities of Seller, Parent or the Business or any other Person whatsoever. The Parties expressly understand and agree that the Assumed Liabilities shall not include any Liabilities (a) in respect of any period prior to the Closing, (b) in respect of any period following the Closing under any Contract that is not an Assumed Contract and (c) relating to any Excluded Asset.

4.2          Excluded Liabilities. Except for the Assumed Liabilities to the extent provided in this Article 4, and regardless of whether any other Liabilities may be disclosed to Buyer pursuant to Article 5 or the Schedules delivered in connection therewith hereof or otherwise or whether Buyer has knowledge of same, Buyer shall not assume, pay, perform or discharge, and shall have no liability or responsibility for, any other Liabilities of Seller, Parent or the Business (the “Excluded Liabilities”).

4.3          Assumed Contracts. For purposes of this Agreement, “Assumed Contracts” means those Contracts listed on Schedule 2.1(a)(viii), but shall in no event include (a) a Contract which is or relates to any Excluded Asset, (b) a Contract as to which Seller, Parent or the Business is in breach as of the date hereof or the Closing or (c) a Contract which by its terms is terminable by the other party or breached by reason of the transactions contemplated hereby unless the written agreement not to terminate the Contract or an estoppel letter with respect to such termination or breach is obtained from the other party.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Seller and Parent, jointly and severally, represent and warrant to Buyer and VFIN as follows:

5.1          Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Parent is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Seller and Parent has all requisite power and authority to own and hold the Acquired Assets and to conduct the Business as currently conducted. Each of Seller and Parent is duly licensed, permitted or qualified to do business in each jurisdiction in which the ownership of the Acquired Assets or the operation of the Business makes such licensing or qualification necessary. Each jurisdiction in which Seller or, with respect to the Business, Parent is licensed, permitted or qualified to do business is disclosed on Schedule 5.1.

5.2          Authority. Each of Seller and Parent has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of Seller and Parent has obtained all necessary corporate or organizational approvals for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and upon execution and delivery by each of Seller and Parent each of the other Transaction Documents to which it is a party will be, duly executed and delivered by each of Seller and Parent and (assuming due authorization, execution and delivery by the other parties hereto and thereto unrelated to Seller or Parent) constitute or will constitute, as applicable, each of Seller’s and Parent’s legal, valid and binding obligations, enforceable against each of Seller and Parent in accordance with its respective terms.

5.3          Non-Contravention. Except as disclosed on Schedule 5.3, none of the execution and delivery by Seller or Parent of this Agreement or the other Transaction Documents to which it is a party, the performance of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will conflict with Seller’s or Parent’s organizational documents or will, with or without notice, the passage of time or both, constitute a breach or violation of, be in conflict with, constitute or create a default under, or result in the creation or imposition of any Liens upon any property of Seller or Parent pursuant to, (a) any Contract or instrument to which Seller or Parent is a party or by which either of them or any of their respective properties (including the Acquired Assets) are bound or (b) any Law relating to Seller, Parent or the Business.

5.4          Financial Statements. Seller and Parent have delivered to Buyer (i) an internally prepared unaudited balance sheet for each of Seller and Parent as at June 30, 2005, an internally prepared unaudited balance sheet for Parent as of December 31, 2004 (collectively, the “Unaudited Balance Sheets”), unaudited statements of income for each of Seller and Parent for the six (6) month period ended June 30, 2005 and unaudited statements of income of Parent for the twelve (12) month period ended December 31, 2004 (collectively, the

“Unaudited Financial Statements”) and (ii) audited balance sheets for Seller as at December 31, 2002, 2003 and December 31, 2004 together with the report thereon of Kaufman Rossin & Company including all notes thereto (collectively, the “Audited Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”). The Financial Statements (x) present fairly the financial condition and results of operations of Seller and Parent as at the respective dates and for the respective periods covered thereby (subject to, in the case of interim financial statements included in the Unaudited Financial Statements, normal and customary year-end adjustments which are not, individually or in the aggregate, material), (y) are correct and complete and comply with GAAP consistently applied for the periods covered thereby and (z) are consistent with the books and records of Seller and Parent. The Audited Financial Statements are attached hereto as Exhibit K. The Unaudited Financial Statements are attached hereto as Exhibit L.

5.5          Governmental Consents. Except as disclosed on Schedule 5.5, there are no Consents under applicable Law necessary or required in connection with the execution and delivery by each of Seller and Parent of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

5.6          Compliance with Laws. Except as disclosed on Schedule 5.6, each of Seller and Parent has conducted and continues to conduct the Business in accordance with all applicable Laws and is not in violation of any such Laws. Except as disclosed on Schedule 5.6, no notice has been received from, and no investigation or review is pending or, to the best of the knowledge of each of Seller and Parent, threatened by, any Governmental Authority or third party with regard to any alleged violation by Seller or Parent of any such Law.

5.7          Environmental Matters. (a) Each of Seller and Parent has been and continues to be in compliance with all Environmental Laws applicable to the Business and the Acquired Assets.

(b)          Each of Seller and Parent holds, and is in compliance with, all Licenses required under Environmental Laws applicable to the Business and the Acquired Assets (“Environmental Permits”). Each Environmental Permit is identified on Schedule 5.7(b) and will remain valid and effective immediately after the Closing without the Consent of any Governmental Authority.

(c)          Except as disclosed on Schedule 5.7(c), neither Seller nor Parent has received notice of any pending or threatened claim or investigation by any Governmental Authority or other third party which has standing to bring such a claim or investigation alleging a violation of or Liability under any Environmental Law arising from the conduct of the Business or with respect to any Site and, to the best of the knowledge of Seller and Parent, there are no facts or circumstances which could reasonably be expected to result in any such claim or investigation.

(d)          Except as disclosed on Schedule 5.7(d), there has been no Release of any Hazardous Substance at, to, on, under or from any Site in violation of, or in any manner that could result in any Liability under, any Environmental Law. Neither Seller, Parent nor any of their respective predecessors has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Substance to any off-Site location which could result in Liability to Seller or Parent under any Environmental Law.

(e)          No Site is a current Environmental Clean-up Site. Except as disclosed on Schedule 5.7(e), there are no underground storage tanks, active or abandoned, polychlorinated biphenyl containing equipment or asbestos containing material at any Site.

(f)           There is no Lien arising under or pursuant to any Environmental Law on any Real Property and, to the best of the knowledge of Seller and Parent, there are no facts, circumstances or conditions that could reasonably be expected to restrict, encumber or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use or transferability of any Real Property.

(g)          Neither Seller nor, with respect to the Business, Parent has, either expressly or by operation of Law, assumed, undertaken or agreed to assume or undertake responsibility for any Liability of any other Person arising under or relating to any Environmental Law, including, without limitation, any obligation for investigation, corrective or remedial action. Neither Seller nor, with respect to the Business, Parent, has entered into or is subject to any order, settlement, agreement or decree relating to (i) any violation of any Environmental Law or Liabilities under any Environmental Law or (ii) the response to or remediation of Hazardous Substances at, to, on, under, from or arising from any Site.

(h)          Seller has delivered to Buyer all environmental investigations, studies, audits, tests, reviews or other analyses conducted prior to the date hereof by or on behalf of Seller or Parent with respect to any Real Property.

5.8          Permits. Schedule 5.8 sets forth a true, complete and correct list of all Licenses of any Governmental Authority necessary or required for the lawful operation of the Business. Each of Seller and Parent is in compliance with the terms of all such Licenses. No event has occurred with respect to any License which would permit the revocation, termination or suspension thereof or would result in any impairment of the rights of the holder thereto. No notice has been received and, no investigation or review is pending or, to the best of the knowledge of Seller and Parent, threatened, by any Governmental Authority, with regard to (i) any alleged violation by Seller or Parent of any License or (ii) any alleged failure by Seller or Parent to have any License. Except as disclosed on Schedule 5.8, all Licenses are freely transferable and assignable to Buyer and, upon consummation of the transactions contemplated by this Agreement, such Licenses will be in full force and effect and valid with respect to Buyer’s operation of the Business without termination or impairment.

5.9          Litigation, etc. Except as disclosed on Schedule 5.9, there are no judicial or administrative actions, suits, arbitrations, proceedings, claims or investigations, pending or, to the best of the knowledge of Seller and Parent, threatened (a) relating to or affecting Seller, Parent (with respect to the Business), the Acquired

Assets or the Business, or (b) challenging in any respect the validity of this Agreement or any other Transaction Document, the transactions contemplated hereby or thereby or the use of the Acquired Assets or the conduct of the Business after the Closing by Buyer. To the best of the knowledge of Seller and Parent, there are no facts or circumstances that may give rise to any of the foregoing. Neither Seller nor Parent has agreed to, nor is bound by, any extension or waiver of the statute of limitations relating to any pending or potential action, suit, arbitration, proceeding, claim or investigation which could in any manner adversely affect the Acquired Assets or the Business.

5.10       Employees and Benefits. (a) Schedule 5.10(a) sets forth a list of all of the employees and independent contractors of Seller or Parent engaged in the Business (including employees receiving salary continuation benefits under any short-term disability or salary continuation program, active employees on military service or other approved absences and employees absent from work pursuant to sick leave or other leave granted or required to be granted under the terms of the Family and Medical Leave Act (with all such employees and their respective reasons for leave being appropriately disclosed on said schedule)) and the salary and benefits to which each is receiving or to which may be entitled.

(b)          On or prior to the Closing Date, Seller and Parent will have (i) terminated (x) the employment of all employees engaged in the Business who will be employed by Buyer or an Affiliate after the Closing and (y) its contracting relationship with all independent contractors engaged in the Business who will be retained by Buyer or an Affiliate after the Closing ((x) and (y) collectively, the “Terminated Employees”) and (ii) terminated all employment or independent contractor agreements, understandings or commitments, compensation or severance agreements, understandings or commitments, benefit plans, welfare plans or other similar arrangements of Seller, Parent or any of their Affiliates, whether oral or written, related to any Terminated Employee as it relates to such Terminated Employee (collectively, “Seller Employment and Contracting Matters”). Neither Buyer, VFIN nor any Affiliate thereof will have any liability with respect to (A) the termination of any Terminated Employee, (B) any Seller Employment and Contracting Matters or (C) any employment or independent contractor agreements, understandings or commitments, compensation or severance agreements, understandings or commitments, benefit plans, welfare plans or other similar arrangements of Seller, Parent or any of their Affiliates, whether oral or written, related to any of its employees or independent contractors.

5.11       Ownership and Transfer of Acquired Assets. Each of Seller and Parent has good and marketable title to or, in the case of leased or subleased Acquired Assets, valid and subsisting leasehold interests in, all of the Acquired Assets, and such Acquired Assets are free and clear of all Liens. Each of Seller and Parent has the unrestricted right to sell, assign, transfer, convey and deliver to Buyer all right, title and interest in and to the Acquired Assets without penalty or other adverse consequences, and upon the Closing, Buyer will own all of such Acquired Assets free and clear of all Liens.

5.12       Assets used by the Business. The Acquired Assets constitute all of the assets, properties and rights used in and necessary to conduct the Business as currently conducted. All of the Acquired Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended. There are no other assets, properties or rights of Seller, Parent or any of their Affiliates that add significant value to the Business other than the Acquired Assets. Parent owns all of the outstanding equity interests in Seller.

5.13       Contracts. (a) Schedule 2.1(a)(viii) sets forth a complete and accurate list of all of the Contracts used in the Business. Each such Contract constitutes a valid and legally binding obligation of the parties thereto enforceable in accordance with its terms. Neither Seller nor Parent or, to the best of the knowledge of Seller and Parent, any other party is in breach or default under any such Contract, and no event has occurred with respect to Seller or Parent or, to the best of the knowledge of Seller and Parent, with respect to any other party which, with or without notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under any such Contract. No party has repudiated any provision of any such Contract.

(b)          Seller has furnished or made available to Buyer a true and correct copy of each Contract listed on Schedule 2.1(a)(viii) (including any amendments, modifications, supplements and waivers thereto and a written summary of each oral Contract listed thereto). Except for the Contracts listed on Schedule 5.13(b), no Contract used in the Business requires the Consent of any other party thereto to effectuate the assignment to Buyer.

5.14       Real Property. Seller does not own any real property. Parent does not own any real property used in the Business. Schedule 2.1(a)(iii) is a complete and accurate list of all leases and subleases of real property under which Seller or, with respect to the Business, Parent is tenant or subtenant. Schedule 5.14(a) describes each Real Property Lease by setting forth the name of the landlord or sublandlord, tenant or subtenant, a description of the leased premises, the commencement and expiration dates of the current term and any extension rights, the security deposited by or with Seller or Parent, as applicable, if any, the monthly rental (including base and all additional rents) and whether the assignment of such Real Property Lease by Seller or Parent to Buyer requires the consent of the other parties thereto. Seller (and no other Person) occupies the premises covered by each Real Property Lease. Except as disclosed on Schedule 5.14(b), during the past twelve (12) months, no landlord under any Real Property Lease has exercised any current option or right to or, to the best of the knowledge of Seller and Parent, intends to exercise any current right or option to cancel or terminate such Real Property Lease or shorten the term thereof. Except as disclosed on Schedule 5.14(c), neither Seller nor Parent has received any notice with respect to matters which would adversely affect the use of the Leased Real Property or which would require the expenditure of more than $10,000 to cure breaches, violations or the like.

5.15	RESERVED.

5.16       No Third Party Options. There are no existing Contracts, options or rights with, of or to any Person to acquire any assets, properties or rights included in the Acquired Assets or any interest therein.

5.17       Taxes. Except as set forth on Schedule 5.17, each of Seller and, with respect to the Business, Parent (i) has timely filed with the appropriate taxing authority all Tax Returns required by applicable Law to be filed by it, and all such Tax Returns are true, complete and correct and (ii) has paid all Taxes due and payable by it.

5.18       Books of Account. The books, records and accounts of Seller and Parent maintained with respect to the Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller and Parent with respect to the Business. Neither Seller nor Parent has engaged in any transaction with respect to the Business except for transactions reflected in the normally maintained books and records of the Business.

5.19       Existing Condition. Since January 1, 2005, each of Seller and Parent has operated the Business in the ordinary course of business consistent with past practice, and there has not been any event, condition, change, action, failure to act or transaction which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the assets, Liabilities, businesses, financial condition, operations, results of operations or prospects of the Business or the Acquired Assets. Except as named in Schedule 5.19, neither Seller nor Parent has any knowledge or reason to believe that any customer of the Business intends to terminate or materially curtail its relationship with the Business (including, without limitation, as a result of the transactions contemplated by this Agreement). Schedule 2.1(a)(x) sets forth the revenues generated by the Business from each client account listed thereon during the current calendar year and for the past 2 calendar years.

5.20       Labor Matters. (a) Except as disclosed on Schedule 5.20(a): neither Seller nor Parent is a party to any collective bargaining agreement covering any employee of Seller or Parent engaged in the Business and no collective bargaining agreement is currently being negotiated; there is no labor union representing any employee of Seller or Parent engaged in the Business; no attempt is currently being made or has been made during the past five (5) years to organize Seller’s or Parent’s employees engaged in the Business to form or enter a labor union or similar organization.

(b)          Except as disclosed on Schedule 5.20(b), there is no organized labor strike, material dispute or walkout by Seller’s or Parent’s employees or contractors engaged in the Business occurring presently or, to the best of the knowledge of Seller and Parent, threatened, and neither Seller nor Parent has been notified of any employee or contractor grievances which could reasonably be expected to lead to any of the foregoing. Except as disclosed on Schedule 5.20(b), neither Seller nor Parent has experienced any organized labor strike, material dispute or walkout by its employees engaged in the Business during the past five (5) years.

(c)          Except as disclosed on Schedule 5.20(c), there is no unfair labor practice complaint or other proceeding against Seller or Parent pending before the National Labor Relations Board or any Governmental Authority regarding any employee of Seller or Parent engaged in the Business.

5.21       Accounts Receivable. All Receivables reflected in the Financial Statements or included as Acquired Assets are or will be valid and existing and resulting from transactions in the ordinary course of business consistent with past practice.

5.22       Intellectual Property. (a) Each of Seller and Parent owns or possesses adequate licenses or other valid rights to use all Acquired Intellectual Property. Neither Seller nor Parent is aware of (i) any assertion or claim challenging the validity of any Acquired Intellectual Property or underlying Seller’s or Parent’s rights therein; or (ii) any infringement by another Person of the Acquired Intellectual Property. The rights of each of Seller and Parent in or to the Acquired Intellectual Property, and the operation by each of Seller and Parent of the Business as currently conducted, do not and will not conflict with or infringe upon the rights of any other Person, and neither Seller nor Parent has received any claim or notice from any Person to such effect. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not result in the termination or impairment of any Acquired Intellectual Property. After the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, Buyer shall own or possess adequate licenses or other valid rights to use all Acquired Intellectual Property to the same extent, and in the same manner, as each of Seller and Parent.

(b)          All material Acquired Intellectual Property (including, without limitation, all Patents, Trademarks, Copyrights and computer software (each as described in Section 2.1(a)(xii)), which for this purpose shall all be deemed to be “material Acquired Intellectual Property”) is disclosed on Schedule 5.22(b) (and denoted as to whether owned and/or licensed by Seller or Parent). All applications and registrations for Acquired Intellectual Property in the nature of Patents, Trademarks, Copyrights and like Intellectual Property which require filings, applications or registrations with Governmental Authorities to perfect or evidence ownership or rights therein have been filed with the appropriate Governmental Authority, are in full force and effect and are valid under applicable Law. Each of Seller and Parent has taken reasonable steps to protect the Acquired Intellectual Property.

5.23       Brokers, Finders, etc. Neither Seller nor Parent is a party to any agreement with any finder or broker, or in any other way obligated to any finder or broker, for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, except for the Persons disclosed on Schedule 5.23 (which Persons have acted on behalf of Seller and Parent and will be paid by Seller and Parent).

5.24       Insurance. Seller and/or Parent maintains insurance policies for the Business (the “Insurance Policies”) of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar businesses. No insurer under any Insurance Policy has canceled or generally disclaimed Liability under any such policy. All of the Insurance Policies (including coverage amounts, annual premiums and deductibles) are disclosed on Schedule 5.24.

5.25       Certain Business Practices. Neither Seller, Parent nor any of their respective directors, officers, agents or employees has in the operation or for the benefit of the Business (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

5.26	RESERVED

5.27       No Misstatements or Omissions. No representation or warranty made in this Agreement, or statements made in any document, instrument, schedule or certificate furnished in connection with this Agreement or any other Transaction Document, by or on behalf of Seller or Parent is false or misleading as to any material fact, or omits to state a fact required to make any of the representations or warranties made herein or statements made therein not misleading in any material respect.

5.28       Investment Purposes, etc. (a) Seller and Parent (i) understand that the shares of VFIN Common Stock to be issued to Seller pursuant to this Agreement have not been registered for sale under any federal or state securities Laws and that such shares of VFIN Common Stock are being offered and sold to Seller pursuant to an exemption from registration provided under Section 4(2) of the Securities Act, (ii) agree that Seller is acquiring such shares of VFIN Common Stock for its own account for investment purposes only and without a view to any distribution thereof, (iii) acknowledge that the representations and warranties set forth in this Section 5.28 are given with the intention that Buyer and VFIN rely on them for purposes of claiming such exemption, and (iv) understand that they must bear the economic risk of the investment in such shares of VFIN Common Stock for an indefinite period of time as such shares of VFIN Common Stock cannot be sold unless subsequently registered under applicable federal and state securities Laws or unless an exemption from registration is available therefrom.

(b)          Seller and Parent agree (i) that the shares of VFIN Common Stock issued to Seller pursuant to this Agreement will not be sold or otherwise transferred for value unless (x) a registration statement covering such shares has become effective under applicable state and federal securities Laws, including, without limitation, the Securities Act, or (y) there is presented to Buyer an opinion of outside counsel satisfactory to Buyer that such registration is not required, (ii) that any transfer agent of Buyer may be instructed not to transfer any such shares of VFIN Common Stock unless it receives satisfactory evidence of compliance with the foregoing provisions, (iii) that the shares of VFIN Common Stock issued to Seller shall also be subject to the transfer restrictions contained in the Voting and Lockup Agreement and the Standstill Agreement, (iv) that there will be endorsed upon any certificate evidencing such shares of VFIN Common Stock an appropriate legend calling attention to the foregoing restrictions on transferability of such shares of VFIN Common Stock, (v) that any sales or transfers of the VFIN Common Stock issued to Seller pursuant to this Agreement in violation of this Section 5.28 shall be null and void; and (vi) without limiting the transfer restrictions contained in this Agreement, the Voting and Lockup Agreement or the Standstill Agreement, that any transferee of the VFIN Common Stock issued to Seller pursuant to this Agreement (other than a transferee by virtue of a sale of VFIN Common Stock under a registration statement under the Registration Rights Agreement) shall as a condition to such transfer agree in writing to be bound by the restrictions, and make the representations, warranties and acknowledgements, contained in Section 5.28(a)-(d).

(c)          Seller and Parent (i) are aware of VFIN’s business, affairs and financial condition and have acquired sufficient information about VFIN to reach an informed and knowledgeable decision to acquire the shares of VFIN Common Stock issued to Seller pursuant to this Agreement, (ii) have reviewed VFIN’s latest annual report on Form 10-K and all filings subsequent thereto made by VFIN with the Securities and Exchange Commission pursuant to the federal securities Laws, (iii) have discussed VFIN and its plans, operations and financial condition with VFIN’s officers, (iv) have received all such information as they have deemed necessary and appropriate to enable them to evaluate the financial risk inherent in making an investment in the shares of VFIN Common Stock, (v) have received satisfactory and complete information concerning the business and financial condition of VFIN in response to all inquiries in respect thereof, (vi) have sufficient knowledge and experience in financial and business matters and the investment advisory, investment banking and financial services industry so as to be capable of evaluating the merits and risks of their investment in the shares of VFIN Common Stock, and (vii) are capable of bearing the economic risks of such investment, including a complete loss of their investment in the shares of VFIN Common Stock.

(d)          Each of Seller and Parent is an “accredited investor” as defined in Regulation D under the Securities Act.

(e)          Neither Parent nor Seller has any current plan, understanding, arrangement or agreement to sell, transfer, dispose of or distribute the VFIN Common Stock to any of its stockholders (or any other Person). In addition to the other restrictions on transfer set forth in this Agreement and the other Transaction Documents, neither Parent nor Seller will sell, transfer, dispose of or distribute the VFIN Common Stock to any Person (including its stockholders) for a period of twelve (12) months following the Closing. If, in accordance with the conditions and provisions of this Agreement (including Section 5-28(a)–(c)) and the other Transaction Documents, Parent distributes the VFIN Common Stock to its stockholders after such twelve (12) month period, it shall be an additional condition precedent to such distribution that such distribution be to at least twenty (20) different stockholders simultaneously (or if less than twenty (20) stockholders remain, to all of the then remaining stockholders).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and, with respect to Section 6.7 and 6.8, VFIN represents and warrants to Seller and Parent as follows:

6.1          Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

6.2          Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Buyer has obtained all necessary corporate or organizational approvals for the execution and delivery of this Agreement and the other Transaction Documents to which it is party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and upon execution and delivery by Buyer the other Transaction Documents to which it is a party will be, duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the other parties hereto and thereto unrelated to Buyer) constitutes or will constitute, as applicable, Buyer’s legal, valid and binding obligation, enforceable against it in accordance with their respective terms.

6.3          Non-Contravention. Except as disclosed on Schedule 6.3, none of the execution and delivery by Buyer of this Agreement or the other Transaction Documents to which it is a party, the performance of its obligations hereunder or thereunder or the consummation by Buyer of the transactions contemplated hereby or thereby will conflict with Buyer’s organizational documents or will, with or without notice, the passage of time or both, constitute a breach or violation of, be in conflict with, constitute or create a default under, or result in the creation or imposition of any Liens upon any property of Buyer pursuant to, (a) any material contract, indenture, agreement, instrument, mortgage, lease or commitment to which Buyer is a party or by which it or its properties are bound or (b) any Law relating to Buyer.

6.4          Governmental Consents. Except as disclosed on Schedule 6.4, there are no Consents under applicable Law necessary or required in connection with the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder or thereunder or the consummation by Buyer of the transactions contemplated hereby or thereby.

6.5          Litigation, etc. There are no judicial or administrative actions, suits, arbitrations, proceedings, claims or investigations pending or, to the best of the knowledge of Buyer, threatened against Buyer challenging in any material respect the validity of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

6.6          Brokers, Finders, etc. Buyer is not a party to any agreement with any finder or broker, or in any other way obligated to any finder or broker, for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, except for the Persons disclosed on Schedule 6.6 (which Persons have acted on behalf of Buyer and will be paid by Buyer).

6.7          Shares of VFIN Common Stock. At the Closing, the shares of VFIN Common Stock to be issued at the Closing to Seller will be duly authorized, validly issued, fully paid and non-assessable.

6.8          VFIN Exchange Act Filings. VFIN has complied in all material respects with its obligation to file periodic (8K), quarterly and annual reports under the Exchange Act. Such reports are not materially misleading with respect to any material fact and do not omit to state any material fact required not to cause such report to be materially misleading.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1          Conduct of the Business. Each of Seller and Parent covenants and agrees that, between the date hereof and the Closing Date, it will cause the Business to be conducted only in the ordinary course of business consistent with past practice, and will use its reasonable best efforts to maintain and preserve intact the Business and its relationships with customers, employees, contractors and others having commercial relationships with it with a view toward preserving the Business, the Acquired Assets and the goodwill included therewith for Buyer. Without limiting the generality of the foregoing, between the date hereof and the Closing Date, neither Seller nor, with respect to the Business, Parent shall without the prior written consent of Buyer:

(a)          merge with, consolidate with or acquire an interest in any Person, or acquire the assets or business of any Person or enter into any other business combination;

(b)          sell, transfer, lease, sublease, license or otherwise dispose of any assets, properties or rights of the Business, except for non-material assets sold in the ordinary course of business consistent with past practice;

(c)          adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence or any of the material Licenses under which the Business operates to lapse or be suspended or revoked;

(d)          enter into or adopt any employment, severance or similar agreement with any employee of Seller or Parent engaged in the Business or grant any increase in compensation or benefits to any such employee, except for increases in the ordinary course of business consistent with past practice; or hire any employees to be engaged in the Business, except employees hired on an at-will basis in the ordinary course of business consistent with past practice; or adopt, terminate or amend any Plan;

(e)          incur any indebtedness for borrowed money except for trade debt incurred in the ordinary course of business consistent with past practice; or guarantee any indebtedness or obligation on behalf of any Person; or make any payment with respect to any indebtedness of Seller or Parent except for regularly scheduled payments in the ordinary course of business consistent with past practice;

(f)           enter into any material Contract; amend to the detriment of the Business the terms of, or terminate, surrender or waive any right under, any material Contract; or violate, breach or default under, in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any material Contract;

(g)          make any capital expenditure or commitment other than non-material commitments in the ordinary course of business consistent with past practice;

(h)          settle or compromise any Liability which is an Assumed Liability or release, forgive or waive any material claim or right of Seller or Parent with respect to the Business or Acquired Assets;

(i)           transfer or grant any rights with respect to the Acquired Intellectual Property or allow any of the Acquired Intellectual Property to be disclosed (other than under appropriate non-disclosure agreements), abandoned or otherwise become unavailable to Buyer on the same terms and conditions as such rights were available to Seller or Parent as of the date of this Agreement;

(j)           engage in any transaction with any of its officers, directors, employees or other Affiliates;

(k)          take any action, enter into any transaction, engage in any practice or fail to take any action which would cause any representation or warranty of Seller or Parent in this Agreement to be untrue or result in any breach of any covenant or agreement made by Seller or Parent in this Agreement; or

(l)           agree, whether in writing or otherwise, to take any actions described in this Section 7.1.

Notwithstanding the foregoing, this Section 7.1 shall not prohibit Parent from engaging in the following actions, so long as they do not adversely affect the Business or the Acquired Assets or the ability of Seller and Parent to consummate the transactions contemplated by the Transaction Documents:

(i)           issuance of preferred stock dividends in shares to stockholders of Parent;

(ii)	interest payments in stock to debenture holders of Parent;
(iii)	transactions involving the Retained Business;

(iv)         loan or capital transactions to maintain Seller’s and Parent’s cash flow and regulatory requirements;

(v)          its closing of the Pointe Capital transaction pursuant to agreements entered into prior to the date hereof (relating to the sale of its independent contracts for its independent retail brokerage business in Greece and the United States);

(vi)	termination of Parent’s 401K plan;

(vii)       request to NASD to (x) dissolve Seller’s and Parent’s broker dealer or (y) otherwise liquidate and ‘free up” assets;

(viii)	ability to convert Parent’s debt obligations to equity; and

(ix)         compensation matters which will not impact Seller’s or Parent’s employees or contractors who will become employees or contractors of Buyer or an Affiliate or otherwise create any Liability on the part of Buyer or its Affiliates.

7.2          Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, each of Seller and Parent shall, and shall cause its respective officers, employees, auditors and agents to, (i) afford the officers, employees, agents and representatives of Buyer access, during normal business hours, to the offices, personnel, properties, books and records of each of Seller and Parent relating to the Business and (ii) furnish to the officers, employees, agents and representatives of Buyer such additional financial and operating data and other information relating to the Business as they may from time to reasonably request.

(b)          In order to facilitate the resolution of any claims made against or by Seller or Parent or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall (i) retain the records relating to the Acquired Assets and the Business delivered by Seller or Parent to Buyer corresponding to periods prior to the Closing in a manner reasonably consistent with the prior practice of Buyer; provided, however, if Buyer desires to destroy any such items at any time more than three (3) years after the Closing, it shall provide Parent with written notice specifying the items it wishes to destroy and Parent shall have the option within thirty (30) days of receiving such notice to, at its cost and expense, take possession of such items, and if Parent does not take possession of such items within such thirty (30) day period, Buyer may destroy such items, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Seller reasonable access during normal business hours, to such books and records (including the right to make, at Seller’s expense, photocopies).

(c)          In order to facilitate the resolution of any claims made against or by Buyer or for any other reasonable purpose, for a period of five (5) years after the Closing, each of Seller and Parent shall (i) retain its respective books and records relating to the Acquired Assets and the Business for periods prior to the Closing which have been retained by each of them in accordance with this Agreement; provided, however, if Seller or Parent desire to destroy any such items at any time more than three (3) years after the Closing, it shall provide Buyer with written notice specifying the items it wishes to destroy and Buyer shall have the option within thirty (30) days of receiving such notice to, at its cost and expense, take possession of such items, and if Buyer does not take possession of such items within such thirty (30) day period, Seller and Parent may destroy such items, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Buyer: (A) reasonable access during normal business hours, to such books and records (including the right to make, at Buyer’s expense, photocopies) and (B) copies of all books and records (including, without limitation, prior years’ Tax returns and financial statements) requested by Buyer to prepare financial statements or Tax returns for periods ending on or after the Closing (at no charge to Buyer).

(d)          Seller and Parent will deliver to Buyer any fairness opinion that it obtains in connection with this Agreement and the transactions contemplated hereby.

7.3          Notice of Developments. (a) Prior to the Closing Date, Seller or Parent, as applicable, shall promptly notify Buyer in writing of (i) all events, circumstances, facts or occurrences arising or existing subsequent to the date of this Agreement: (A) which could result in any breach by Seller or Parent of a representation, warranty or covenant in this Agreement; or (B) which could reasonably be expected to allow Buyer to exercise its right to terminate this Agreement pursuant to Article 10; and (ii) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer relations, employee relations, projections or prospects of the Business. Notwithstanding the foregoing, disclosure of any of the items described in this Section 7.3(a) after the date hereof shall not be deemed to modify in any respect the representations and warranties of Seller and Parent made in Article 5.

(b)          Prior to the Closing Date, Buyer shall promptly notify Seller in writing of all events, circumstances, facts or occurrences arising or existing subsequent to the date of this Agreement which could reasonably be expected to allow Seller to exercise its right to terminate this Agreement pursuant to Article 10.

7.4          Mutual Cooperation. (a) Subject to the terms and conditions of this Agreement, Seller and Parent, on the one hand, and Buyer, on the other hand, agree to use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, all of the following: (i) obtaining or satisfying all Consents as are necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; (ii) filing timely and promptly all required notices, applications, reports and requests; (iii) defending all proceedings challenging the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; and (iv) executing and delivering any additional documents necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Seller and Parent shall reasonably cooperate with Buyer (if Buyer requests such cooperation) in its preparation of financial statements and Tax returns for periods ending on or after the Closing (which include or relate to events, actions or conditions occurring or existing prior to the Closing).

(b)          Seller and Parent, on the one hand, and Buyer, on the other hand, shall reasonably cooperate with the other and furnish the other such necessary information and assistance as the other may reasonably request in connection with the matters described in this Section 7.4.

(c)          Each of Seller and Parent shall use its commercially reasonable efforts to cause all the conditions in Section 8.1 and 8.3 within its control to be satisfied prior to the scheduled Closing Date. Buyer shall use its commercially reasonable efforts to cause all the conditions in Section 8.1 and 8.2 within its control to be satisfied prior to the scheduled Closing Date.

(d)          Notwithstanding the foregoing, each of Seller and Parent shall use its best efforts to obtain any Consents which Buyer shall reasonably deem necessary or desirable for Seller or Parent to obtain in order to assign or otherwise transfer to Buyer the Assumed Contracts, the Acquired Intellectual Property and the other Acquired Assets (collectively, the “Third Party Consents”). In the event that any Third Party Consent cannot be obtained, upon Buyer’s request, Seller or Parent, as applicable, shall at its own expense subcontract to Buyer the underlying Assumed Contract, Intellectual Property or other Acquired Asset being assigned or otherwise transferred hereunder on terms substantially equivalent to those in the Contract, Intellectual Property or other Acquired Asset being so subcontracted. Nothing in this Section 7.4(d) shall be deemed to waive any provision of Article 8.

(e)          Seller and Parent will, upon the reasonable request of Buyer or VFIN, promptly provide them with any information (including, at Seller’s and Parent’s expense, audited financial statements of the Business at least ten (10) days prior to the time VFIN is required to file such under the Exchange Act) and assistance necessary to comply with their obligations under the Securities Act, the Exchange Act, NASD rules or regulations and similar regulatory requirements. Seller and Parent represent that all information (including financial statements) to be so provided to Buyer and VFIN will be true and correct in all material respects, will not be materially misleading, and will not contain any omissions which would make such information materially misleading.

7.5          Confidentiality. Each of Seller and Parent acknowledges that during the course of its ownership and operation of the Business and the Acquired Assets it has produced and had access to Confidential Information and that the unauthorized use or disclosure of any Confidential Information at any time would constitute unfair competition with Buyer and would deprive Buyer of the benefits of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. Accordingly, each of Seller and Parent covenants and agrees to, and shall cause its agents, representatives, Affiliates, officers, directors and employees to, treat and hold in confidence the Confidential Information and not, directly or indirectly, disclose, publish or otherwise make available to the public or to any Person any of the Confidential Information or use any of the Confidential Information for its own benefit or for the benefit of any other Person other than Buyer. For purposes of this Agreement, “Confidential Information” means all information (whether or not reduced to written, electronic, magnetic or other tangible form) acquired in any way by Seller or Parent during the course of its ownership and operation of the Business and the Acquired Assets concerning the products, services, projects, activities, business or affairs of the Business or its customers, including, without limitation, (i) all trade secrets and other Intellectual Property of the Business, (ii) all sales and financial information concerning the Business, (iii) all information concerning products, services or projects under development of the Business or marketing plans for any of those products, services or projects, (iv) all information concerning the customers and contractors of the Business and (v) all information relating to the transactions contemplated by this Agreement and the other Transaction Documents. Notwithstanding the foregoing, “Confidential Information” shall not include information that is generally available to the public or becomes generally available to the public other than as a result of a breach by Seller of this Section 7.5 or any other confidentiality or non-disclosure obligation.

7.6          No Solicitation or Negotiation. Each of Seller and Parent covenants and agrees that between the date of this Agreement and the Closing neither it nor any of its Affiliates, officers, directors, representatives or agents will, subject to the fiduciary duties of its Board of Directors, (a) initiate the submission of any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal, or (c) participate in negotiations with, or provide information concerning Seller, Parent (with respect to the Business or the Acquired Assets), or their respective assets, liabilities or business to, any Person in connection with any Acquisition Proposal. Seller and Parent will promptly communicate to Buyer any solicitation or inquiry received by it and the terms of any proposal or inquiry that it may receive in respect of any Acquisition Proposal, or of any such information requested from it, or of any such negotiations or discussions being sought to be initiated with it. Nothing in this Section 7.6 shall be construed as prohibiting the Board of Directors of Parent from (x) making any disclosure to Parent’s shareholders, or (y) responding to any unsolicited proposal or inquiry by advising the Person making such proposal or inquiry of the terms of this Section 7.6. “Acquisition Proposal” means any proposed (i) merger, consolidation or similar transaction involving the Business or the Acquired Assets, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of all or any substantial part of the Business or the Acquired Assets, (iii) issue, sale or other disposition of securities representing 25% or more of Parent or Seller capital stock which would affect the Business or the Acquired Assets or (iv) transaction in which any Person proposes to acquire beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”)) of, or the right to acquire beneficial ownership of, or any “group” (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, the Business or the Acquired Assets. This Section 7.6 shall not apply to transactions by Parent with respect to the Retained Business, so long as the transactions do not have an adverse effect on the Business or the Acquired Assets or Seller’s or Parent’s ability to consummate the transactions contemplated by the Transaction Documents. Each of Seller and Parent covenants and agrees not to, without the prior written consent of Buyer, release any Person from or waive any provision of any confidentiality or standstill agreement relating to or affecting the Business.

7.7          Non-Compete. (a) Each of Seller and Parent covenants and agrees that for a period of two (2) years from the Closing Date (the “Restricted Period”), neither it nor any of its Affiliates shall, directly or indirectly, (i) be, or become interested in, associated with or represent, or otherwise render assistance or services to, or manage, operate, control or engage in (as an officer, director, stockholder, partner, member, consultant, owner, employee, agent, creditor or otherwise), any business or Person that is then, or which then proposes to become, a competitor of Buyer in the Business anywhere in the world; provided that, the foregoing shall not restrict Seller or Parent from the collective ownership, solely as a passive investment, of securities of any business or Person if such ownership is (x) not as a controlling person of such business or Person, (y) not as a member of a group that controls such business or Person and (z) not as a direct or indirect beneficial owner of 5% or more of any class of securities of such business or Person; (ii) (x) induce or seek to influence any employee or contractor of Buyer or an Affiliate of Buyer to terminate his or her employment or relationship or, (y) hire or retain any employee or contractor of Buyer (or an Affiliate) or any former employee or contractor who was employed or retained by Buyer (or an Affiliate) during the prior 12 months; or (iii) induce or seek to influence any customer or account of Buyer to transact business with a competitor of Buyer with respect to the Business or not to do business with Buyer; provided, however that the Restricted Period for Charles Garcia shall be the lesser of two (2) years or one (1) year following the date of the termination of the Executive Employment Agreement; and provided, further that nothing set forth herein shall prevent Panco from continuing to conduct its business in the manner and in the geography in which it is conducted as of the date hereof. The Restricted Period shall be extended by the length of time during which Seller, Parent or any of their respective Affiliates is in breach of the provisions of this Section 7.7.

(b)          Each of Seller and Parent acknowledges that the Restricted Period contained in Section 7.7(a) is reasonable under the circumstances. Moreover, it is the desire and intent of the Parties that the provisions of Section 7.7(a) be enforceable to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the Parties agree that if a Governmental Authority determines subsequently that the terms of Section 7.7(a) are unenforceable, the Parties will request that such Governmental Authority reform the terms by specifying the greatest time period and/or geographic area that would not render the terms unenforceable. Each of Seller and Parent specifically agrees that, in the event of a breach or threatened breach of Section 7.7(a), Buyer and/or its Affiliates would suffer irreparable injury and damages at law would be an insufficient remedy, and Buyer and/or its Affiliates shall be entitled to seek equitable relief by way of temporary or permanent injunction (or any other equitable remedies), without proof of actual damages and without the need to post bond or other security.

(c)          Buyer agrees that Panco may continue its business activities in Latin America that it is engaging in as of the date hereof and that by engaging in such activities it will not violate Section 7.7(a)(i); provided, however, Panco will be subject to the restrictions on client solicitation with respect to clients referred to Panco by Buyer, VFIN or any Affiliate thereof as set forth in the Panco IC Agreement.

7.8          Employees. (a) Prior to the Closing, Buyer shall offer employment and contracting relationships effective as of the Closing Date to each of the employees and contractors of the Business it desires to employ or retain at compensation rates comparable to the rates being received by each as of the Closing Date (assuming compliance by Seller and Parent with Section 7.1 hereof).

(b)          Buyer is under no obligation to offer employment or contracting relationships to any employees or contractors of Seller or Parent or any Affiliate, and Buyer shall have no obligation or Liability for (and Seller and Parent shall retain the obligation and Liability for) any salary, compensation, benefits, severance or other amounts owed to or claimed by any employee or contractor of Seller or Parent or any Affiliate, including, without limitation, for periods prior to the Closing or as a result of Buyer’s election not to offer employment to such employee or contractor as of the Closing. Nothing in this Agreement shall confer upon any employee or contractor of Seller or Parent or any Affiliate any expectation, entitlement or right to employment with or retention by Buyer or any compensation, benefits or severance thereunder.

7.9          Satisfaction of Liabilities. Each of Seller and Parent shall pay, perform and discharge when due all of the Excluded Liabilities.

7.10       Public Disclosures. Prior to the Closing, neither Seller or Parent (or their respective Affiliates), on the one hand, nor Buyer (or its Affiliates), on the other hand, will issue any press release or make any other public disclosures concerning this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby without the prior written consent of the other. Notwithstanding the preceding sentence, nothing in this Section 7.10 will preclude any Party (or its Affiliates) from making any disclosures required by any Governmental Authority, Law or stock exchange (or quotation system); provided, however, that the Party (or its Affiliate) required to make public disclosure shall use reasonable efforts to allow the other Parties reasonable time to comment in advance on such public disclosure.

7.11       Use of Sterling Financial Name. Effective as of the Closing, Buyer hereby grants to Seller and Parent a royalty-free license to use (and for Panco to use) the “Sterling Financial” name in the Retained Business (other than its investment banking business).

7.12       Closing Transaction Documents. At the Closing, each of Seller, Parent, Buyer and VFIN shall execute and deliver to the other parties thereto the Closing Transaction Documents to which it is a party. Seller and Parent shall cause each of its Affiliates that are parties to Transaction Documents to execute and deliver to Buyer and/or its Affiliates such Transaction Documents.

7.13       Real Property Lease Report; Prepaid Expenses. Buyer will use its best efforts to repay to Seller the $150,000 deposit securing the Real Property Lease (and in any event, subject to the following provisions, shall repay such $150,000 deposit within six months after the Closing); provided, however, (a) Buyer shall have no obligation to repay such deposit until it receives the $500,000 in deposits described in Section 2.1(a)(ii) and (b) Buyer shall have no obligation to repay any portion of the deposit for which any claims are asserted against Seller or Parent under the Real Property Lease for periods or conditions existing prior to the Closing. Buyer will reimburse Seller for the amount of any prepaid expenses set forth on Schedule 2.2(a)(xv) after and only to the extent Buyer has received the benefit of such prepaid expense.

7.14       Term Sheet Provisions. This Agreement shall supersede and replace in all respects the term sheet dated as of October 14, 2005 between Seller, Parent or an Affiliate of Seller or Parent, on the one hand, and Buyer or an Affiliate of Buyer, on the other hand. If this Agreement is terminated in accordance with its terms, the “binding provisions” of that term sheet (as set forth in Section 16 therein) shall be reinstated.

ARTICLE 8

CONDITIONS TO CLOSING

8.1          Conditions to the Obligations of Seller, Parent and Buyer. The respective obligations of Seller and Parent, one the one hand, and Buyer and VFIN, on the other hand, to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)          Adverse Suits, Injunctions, Etc. There shall be no (i) suit, action or other proceeding threatened or brought by any Governmental Authority which seeks to restrain or prohibit in any material respect the consummation of the transactions contemplated by this Agreement; or (ii) injunction, order, judgment or decree in effect and issued by any Governmental Authority which restrains or prohibits in any material respect the consummation of the transactions contemplated by this Agreement; provided, however, the provisions of this Section 8.1(a) shall not apply to Seller or Parent, on the one hand, or Buyer or VFIN, on the other hand, with respect to any of the foregoing which either it or its Affiliates has directly or indirectly solicited or encouraged; and

(b)          NASD Authorization. Any NASD notification necessary for the consummation of the transactions contemplated by this Agreement or the other Transaction Documents shall have been obtained and all applicable waiting periods thereunder shall have elapsed.

8.2          Conditions to Obligations of Seller. The obligations of Seller and Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)          Representations and Warranties; Covenants. The representations and warranties of Buyer and VFIN contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as if made on the Closing Date, except for such representations and warranties which are made as of an earlier date which shall be true and correct as of such earlier date (other than in each case such representations and warranties which are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects on the relevant date), and all of the covenants contained in this Agreement to be complied with by Buyer on or prior to the Closing Date shall have been complied with by Buyer in all material respects, and Seller shall have received a certificate of Buyer to such effect signed by a duly authorized officer of Buyer and VFIN;

(b)          Other Governmental and Regulatory Consents. Buyer and VFIN shall have delivered, made or obtained all Consents from Governmental Authorities required to be delivered, made or obtained by it prior to the Closing in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(c)          Resolutions; Incumbency. Buyer shall have delivered to Seller a certificate of the Secretary or Assistant Secretary of Buyer and VFIN certifying (i) a true and complete copy of resolutions duly and validly adopted by the Board of Directors of Buyer and VFIN evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (ii) the names and signatures of the officers of Buyer and VFIN authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder;

(d)          Organizational Documents. Buyer shall have delivered to Seller (i) a copy of the certificate of incorporation of Buyer and VFIN, certified by the Secretary of State of the State of Florida or Delaware, as applicable, as of a date not earlier than thirty (30) days prior to the Closing Date, and (ii) the Bylaws of Buyer and VFIN, each accompanied by a certificate of the Secretary or Assistant Secretary of Buyer and VFIN, dated as of the Closing Date, stating that no other amendments have been made to Buyer’s and VFIN’s certificate of incorporation or bylaws and such governing instruments are in full force and effect;

(e)          Closing Transaction Documents. Buyer and VFIN shall have delivered to Seller executed counterparts of the Closing Transaction Documents to which it is a party;

(f)           Outstanding Shares. The 17,500,000 shares of VFIN Common Stock to be issued as the Stock Purchase Price shall represent at least 27% of VFIN Common Stock outstanding as of the Closing Date, as measured by the weighted average number of shares outstanding, calculated in the same manner as used to determine diluted net income of VFIN (under GAAP) in its Form 10-K for 2004;

(g)          Stock Price. The average closing bid price for VFIN Common Stock for the ten trading days prior to the Closing shall be at least $0.14 per share;

(h)          Board of Directors. Charles Garcia shall be appointed to the board of directors of VFIN, provided that VFIN is reasonably satisfied with its background check on Mr. Garcia; and

(i)           Executive Employment Agreement. Buyer has executed and delivered to Charles Garcia the Executive Employment Agreement.

8.3          Conditions to Obligations of Buyer. The obligation of Buyer and VFIN to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)          Representations and Warranties; Covenants. The representations and warranties of each of Seller and Parent contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as if made on the Closing Date, except for such representations and warranties which are made as of an earlier date which shall be true and correct as of such earlier date (other than in each case such representations and warranties which are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects on the relevant date), and all of the covenants contained in this Agreement to be complied with by Seller or Parent on or before the Closing shall have been complied with in all material respects by Seller or Parent, as applicable, and Buyer and VFIN shall have received a certificate of Seller and Parent to such effect, signed by a duly authorized officer of Seller and Parent;

(b)          Other Governmental and Regulatory Consents; Third Party Consents. Seller and Parent shall have delivered, made or obtained all Consents required to be delivered, made or obtained by it prior to the Closing in connection with the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby and provided evidence of such Consents reasonably satisfactory to Buyer;

(c)          Resolutions; Incumbency. (i) Seller shall have delivered to Buyer and VFIN a certificate of the Secretary or Assistant Secretary of Seller certifying (A) a true and complete copy of resolutions duly and validly adopted by the Board of Directors and the stockholders of Seller evidencing their authorization of the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder; and (ii) Parent shall have delivered to Buyer and VFIN a certificate of the Secretary or Assistant Secretary of Parent certifying (A) a true and complete copy of resolutions duly and validly adopted by the Board of Directors and the stockholders of Parent evidencing their authorization of the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (B) the names and signatures of the officers of Parent authorized to sign this Agreement and the other Transaction Documents to be delivered hereunder;

(d)          Organizational Documents. (i) Seller shall have delivered to Buyer (A) a copy of the certificate of incorporation of Seller, certified by the Secretary of State of the State of Florida as of a date not earlier than thirty (30) days prior to the Closing Date, and (B) the Bylaws of Seller, each accompanied by a certificate of the Secretary or Assistant Secretary of Seller, dated as of the Closing Date, stating that no other amendments have been made to Seller’s certificate of incorporation or bylaws and such governing instruments are in full force and effect; and (ii) Parent shall have delivered to Buyer (A) a copy of the certificate of incorporation of Parent, certified by the Secretary of State of the State of Delaware as of a date not earlier than thirty (30) days prior to the Closing Date, and (B) the Bylaws of Parent, each accompanied by a certificate of the Secretary or Assistant Secretary of Parent, dated as of the Closing Date, stating that no other amendments have been made to Parent’s certificate of incorporation or bylaws and such governing instruments are in full force and effect;

(e)          Closing Transaction Documents. Each of Seller and Parent shall have delivered (and caused their Affiliates to deliver) to Buyer executed counterparts of the Closing Transaction Documents to which it (or its Affiliates) is a party;

(f)           Release of Liens. Buyer shall have received evidence satisfactory to it of the release of all Liens on the Acquired Assets;

(g)          No Material Adverse Effect. No event (or events) shall have occurred or be reasonably likely to occur which, individually or in the aggregate, have, or could reasonably be expected to have, a material adverse effect on the Acquired Assets, the Business or its prospects or the ability of Seller or Parent to consummate the transactions contemplated by this Agreement;

(h)          Executive Employment Agreement. Charles Garcia shall have executed and delivered to Buyer the Executive Employment Agreement;

(i)           Employees and Contractors. The employees and contractors of Seller, Parent and their Affiliates engaged in the Business (including, without limitation, registered representatives and finders) that Buyer desires to employ or retain as listed on Schedule 8.3(i) shall have in writing accepted offers of employment or retention with Buyer or its Affiliate and, if requested by Buyer, shall have entered into an employment or contractor agreement with Buyer or its Affiliate, and, in any event, shall have not rescinded such acceptance of employment or contacting relationship (the employment and contracting relationships and agreements entered into between such employees or contractors and Buyer (or its Affiliate) shall be collectively referred to as the “US Hispanic Retail IC Agreements”);

(j)           Lease Assignment. The landlord under the Real Property Lease has executed and delivered to Buyer the Lease Assignment;

(k)          Corporate Approvals. Buyer and VFIN shall have obtained all required consents of their respective Board of Directors and stockholders; and

(l)           Contract Assignments. Seller and Parent shall have delivered to Buyer consents to assignment of the Contracts listed on Schedule 5.13(b) by the parties required to grant such consents under the applicable Contract, in form and substance satisfactory to Buyer.

(m)         Management Agreement. The Management Agreement shall have been terminated effective as of the Closing.

ARTICLE 9

CLOSING

9.1          Closing Date. Unless this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to Article 10 hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Edwards Angell Palmer & Dodge LLP, 350 East Las Olas Boulevard, Fort. Lauderdale, Florida 33301, at 10:00 a.m., Eastern Standard Time, on the date which is three (3) Business Days after the date on which the conditions to the Closing set forth in Article 8 have been satisfied or waived in accordance with this Agreement) or such other date, time and place as shall be agreed upon by Seller and Buyer (the actual date of the Closing being herein called the “Closing Date”). All references in this Agreement to the Closing Date shall be deemed made to the Closing and vice versa.

9.2          Buyer Deliveries. At the Closing, Buyer and VFIN shall deliver to Seller or Parent: (a) the Stock Purchase Price as provided in Article 3 hereof, (b) the agreements, documents, certificates and instruments to be delivered by Buyer pursuant to Section 8.2 hereof and (c) such other agreements, documents and instruments as Seller and its counsel reasonably request.

9.3          Seller Deliveries. At the Closing, Seller and Parent shall deliver to Buyer: (i) the Bill of Sale, (ii) the agreements, documents, certificates, opinions and instruments to be delivered by Seller and/or Parent pursuant to Section 8.3 hereof and (iii) such other agreements, documents and instruments as Buyer and its counsel reasonably request.

ARTICLE 10

TERMINATION OF AGREEMENT

10.1       Termination. Without prejudice to the other remedies which may be available to the Parties under Law or under this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of Seller and Buyer;

(b)          by either Seller or Parent, on the one hand, or Buyer, on the other hand, by written notice to the other, if the Closing has not occurred on or prior to April 30, 2006; provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)          by Buyer if between the date hereof and the date and time scheduled for the Closing in Section 9.1 (as extended or accelerated in accordance therewith):

(i)           an event or condition occurs that has resulted in, or may reasonably be expected to result in, a material adverse effect on the Acquired Assets, the Business or Seller’s or Parent’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents;

(ii)          any representation or warranty of Seller or Parent contained in this Agreement (which is not qualified as to materiality or material adverse effect) shall not have been true and correct in any material respect when made or any representation or warranty of Seller or Parent contained in this Agreement (which is qualified as to materiality or material adverse effect) shall not have been true and correct in all respects when made;

(iii)         Seller or Parent shall not have complied with any covenant or agreement contained in this Agreement in any material respect; or

(iv)         Seller or Parent makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Seller or Parent seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

(d)          by Seller or Parent if between the date hereof and the date and time scheduled for the Closing in Section 9.1 (as extended or accelerated in accordance therewith):

(i)           any representation or warranty of Buyer or VFIN contained in this Agreement (which is not qualified as to materiality or material adverse effect) shall not have been true and correct in any material respect when made or any representation or warranty of Buyer contained in this Agreement (which is qualified as to materiality or material adverse effect) shall not have been true and correct in all respects when made; or

(ii)          Buyer or VFIN shall not have complied with any covenant or agreement contained in this Agreement in any material respect.

10.2       Effect of Termination. If this Agreement is terminated in accordance with Section 10.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no Liability on the part of any Party hereto, except that (a) Section 10.3 below shall survive, (b) Sections 5.23 (Seller Brokers, Finders, etc.), 6.6 (Buyer Brokers, Finders, etc.), 7.5 (Confidentiality) and 12.1 (Expenses), and Article 11 as it relates to those provisions shall survive the termination and remain in full force and effect and (c) termination shall not preclude a Party from suing the other for any breach of this Agreement resulting in its termination.

10.3       Certain Terminations. In the event that (a) Buyer terminates this Agreement as result of Seller’s or Parent’s breach of Section 7.6 or (b) Seller or Parent terminates this Agreement and then enters into any agreement with a third party with respect to any of the following involving: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction involving the sale of the Business or the Acquired Assets; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the Business or the Acquired Assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for its outstanding shares of capital stock or the filing of a registration statement under the Securities Act in connection therewith which would directly or indirectly affect the Business or the Acquired Assets; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (which clause (b) shall expressly exclude transactions by Parent with respect to the Retained Business so long as the transactions do not have an adverse effect upon the Business or the Acquired Assets or the ability of Seller or Parent to consummate the transactions contemplated by the Transaction Documents), Buyer will suffer substantial harm that would be difficult to measure and that could be subject to protracted litigation. Accordingly, the Parties have agreed that to avoid any such risks, in the event of a termination as described in this Section 10.3, Seller and Parent shall pay Buyer $100,000 immediately upon the applicable termination.

ARTICLE 11

INDEMNIFICATION

11.1       Survival of Representations and Warranties. The representations and warranties of the Parties set forth in this Agreement shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of Seller, Parent, Buyer or VFIN, as applicable, for a period of two (2) years after the Closing Date; provided that, (a) the representations and warranties made by Seller and Parent in (i) Sections 5.1 (Organization), 5.2 (Authority), 5.11 (Ownership and Transfer of Acquired Assets) and 5.23 (Brokers, Finders, etc.) shall survive indefinitely; and (ii) Sections 5.6 (Compliance with Laws), 5.7 (Environmental Matters), 5.10 (Employees and Benefits), 5.17 (Taxes) and 5.28 (Investment Purposes) shall survive until the applicable statute of limitations for the legal, benefits, Tax and securities matters contained therein has expired; and (b) the representations and warranties made by Buyer in Sections 6.1 (Organization), 6.2 (Authority) and 6.6 (Brokers, Finders, etc.) shall survive indefinitely. The agreements and covenants of the

Parties under this Agreement shall remain in full force and effect until the applicable period under the statute of limitations therefor has expired. No claim for the recovery of Losses may be asserted under this Agreement by an Indemnified Party against an Indemnifying Party after the applicable time period specified in this Section 11.1; provided, however, that claims first asserted in writing within such time period shall not be extinguished.

11.2       Indemnification. (a) Seller and Parent, jointly and severally, agree to indemnify, defend and hold harmless Buyer, any subsidiary or Affiliate of Buyer and each of Buyer’s and their respective officers, directors, stockholders, controlling persons, employees, agents, successors and assigns (collectively, the “Indemnified Buyer Group”) from and against any and all Liabilities, losses (including, without limitation, diminution in value of the Acquired Assets), damages, claims, suits, proceedings, costs, expenses (including, without limitation, reasonable attorneys’, accountants’ and outside advisors’ fees and disbursements), judgments, settlements, interest and penalties (collectively, “Buyer Losses”) incurred as a result of, arising out of or in respect of:

(i)           any breach by Seller or Parent of any of its representations and warranties contained in this Agreement or any Transaction Document;

(ii)          any failure by Seller or Parent to perform any of its covenants or agreements contained in this Agreement or any other Transaction Document;

(iii)         Seller or Parent being in breach or default under, or in arrears in the performance or satisfaction of, any Assumed Contract or License included in the Acquired Assets; or

(iv)         Any Excluded Liability and any of the matters described on Schedules referred to in Article 5.

(b)          Buyer agrees to indemnify, defend and hold harmless Seller, Parent, any of their respective subsidiaries or Affiliates and each of their respective officers, directors, stockholders, controlling persons, employees, agents, successors and assigns (collectively, the “Indemnified Seller Group”) from and against any and all Liabilities, losses, damages, claims, suits, proceedings, costs, expenses (including, without limitation, reasonable attorneys’, accountants’ and outside advisors’ fees and disbursements), judgments, settlements, interest and penalties (collectively, “Seller Losses”) incurred as a result of, arising out of or in respect of:

(i)           any breach by Buyer or VFIN of any of its representations and warranties contained in this Agreement or any other Transaction Document;

(ii)          any failure by Buyer to perform any of its covenants or agreements contained in this Agreement or any other Transaction Document; or

(iii)         any failure by Buyer to pay, perform or discharge any of the Assumed Liabilities.

11.3       Notice of Claims. An Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim which might give rise to a claim by the Indemnified Party against the Indemnifying Party under Article 11. Such notice shall contain the nature and basis of the claim and the actual or estimated amount thereof; provided, however, that failure to give such notice will not affect the obligation of the Indemnifying Party under Article 11 unless, and only to the extent that, the Indemnifying Party is actually prejudiced thereby.

In the event that any action, suit or proceeding is brought against any Indemnified Party with respect to which the Indemnifying Party may have Liability under Article 11, the Indemnifying Party shall, upon written acknowledgment by the Indemnifying Party that such action, suit or proceeding is an indemnifiable Loss for which it is responsible under Article 11 (the “Indemnification Acknowledgment”), have the right, at the cost and expense of the Indemnifying Party, to defend such action, suit or proceeding in the name and on behalf of the Indemnified Party (using counsel reasonably satisfactory to the Indemnified Party); provided, however, that an Indemnified Party shall have the right to retain its own counsel, with fees and expenses paid by the Indemnifying Party, if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differing interests between the Indemnified Party and the Indemnifying Party. The Indemnification Acknowledgment shall be delivered by the Indemnifying Party to the Indemnified Party within ten (10) Business Days of the delivery of the Indemnified Party’s notice of claim described above. If the Indemnifying Party shall fail to defend any action, suit or proceeding, including as a result of its failure to timely provide the Indemnification Acknowledgment in accordance herewith, then the Indemnified Party shall have the right to defend such action, suit or proceeding without prejudice to its rights to indemnification under Article 11.

In connection with any action, suit or proceeding subject to Article 11, Seller and Parent, on the one hand, and Buyer, on the other hand, agree to render to the other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding (including, without limitation, reasonable access to their respective employees (if required) and relevant books and records). Neither Seller or Parent, on the one hand, nor Buyer, on the other hand, shall, without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or demand (x) on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other or any Affiliate thereof or (y) if such settlement or compromise does not include an irrevocable and unconditional release of the other for any Liability arising out of such claim or demand.

ARTICLE 12

GENERAL

12.1       Notices. All notices and other communications hereunder shall be effective only if in writing and shall be deemed given when (a) delivered in person, (b) delivered by private courier (with confirmation of delivery), (c) transmitted by telefax (with confirmation of transmission) or (d) five (5) Business Days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid, and

If to Seller or Parent:	Sterling Financial Group of Companies, Inc.

1200 N. Federal Highway

Suite 400

Boca Raton, FL 33432

Attn: Charles P. Garcia

Tel:	(561) 886-2200
Fax:	(561) 886-2329

With a copy to:

Akerman Senterfitt

One Southeast Third Avenue

28th Floor

Miami, Florida 33131

Attn: Brian Garcia

Tel: (305) 982-5699

Fax: (305) 374-5095

If to Buyer or VFIN:	vFinance Investments, Inc.

3010 North Military Trail

Suite 300

Boca Raton, Florida 33431

Attn: Leonard J. Sokolow

Tel:	561-981-1005
Fax:	954-252-4513

With a copy to:	Edwards Angell Palmer & Dodge LLP

350 East Las Olas Boulevard

Suite 1150

Ft. Lauderdale, Florida 33301

Attn: Leslie J. Croland, P.A.

Tel:	954-667-6129
Fax:	954-727-2601

or to such other address as any Party shall designate by written notice to the other Parties hereto in accordance herewith.

12.2       Further Assurances; Asset Returns. Upon request from time to time, each of Seller and Parent shall execute and deliver all documents, take all rightful oaths and do all other acts that may be necessary or desirable, in the reasonable opinion of Buyer or its counsel, to effect the transfer of the Acquired Assets in accordance herewith. From and after the Closing, Buyer shall have the right and authority to collect for its own account all Receivables and other items that are included in the Acquired Assets (and to use Seller’s and Parent’s names for such limited purpose) and to endorse with the name of Seller or Parent, as applicable, any checks or drafts received with respect to any Receivables or other items included in the Acquired Assets. If Seller, Parent or any of their respective Affiliates receives payment from and after the Closing of any Receivable included in the Acquired Assets, it shall promptly remit such payment in full to Buyer. In the event that Buyer receives any assets, properties or rights of Seller or Parent that are not intended to be transferred pursuant to the terms of this Agreement, Buyer agrees to promptly return such assets, properties or rights to Seller or Parent, as applicable.

12.3       Expenses. Except as expressly set forth in this Agreement, Seller and Parent, on the one hand, and Buyer, on the other hand, shall each pay their respective expenses (including, without limitation, legal, investment banking, finder’s, broker’s and accounting fees) incurred in connection with the origination, negotiation, execution and closing of this Agreement and the other Transaction Documents. Seller and Parent shall, jointly and severally, be responsible for the payment of all sales, use, excise, transfer, recording or other similar Taxes, if any, which may be due or payable with respect to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and shall file all necessary documentation and Tax Returns with respect to such Taxes.

12.4       Non-Assignability. This Agreement shall not be assigned by Seller or Parent, on the one hand, or Buyer, on the other hand, without the express prior written consent of the other, and any attempted assignment without such consents shall be null and void; provided, however, Buyer may assign this Agreement to a direct or indirect subsidiary so long as Buyer remains liable for the obligations of such subsidiary under this Agreement. This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

12.5       Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by Seller or Parent, on the one hand, and Buyer, on the other hand. No waiver by a Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein or in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or performance.

12.6       Exhibits and Schedules. All Exhibits and Schedules to this Agreement are hereby incorporated by reference and made a part of this Agreement. Each such Exhibit and Schedule shall be read independent of any other Exhibit or Schedule.

12.7       No Third Party Beneficiaries. Except as provided in Article 11, nothing herein shall create or establish any third-party beneficiary hereto nor confer upon any Person not a Party to this Agreement (including, without limitation, any employee or former employee of Seller or Parent) any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

12.8       Governing Law. Each of this Agreement and the other Transaction Documents (except as expressly provided therein) shall be governed by, and construed in accordance with, the Laws of the State of Florida applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

12.9       Disputes. (a) Except for the dispute procedures set forth in Section 3.2 above relating to the determination of Post-Closing Revenues and Adjusted Buyer Stock, requests for injunctive or other equitable relief and the enforcement of the award of the arbitrators under this Section 12.9, all disputes arising in connection with this Agreement, any other Transaction Document or the subject matters hereof and thereof (including the scope of this agreement to arbitrate) shall be resolved by binding arbitration which shall be administered by AAA in accordance with AAA’s Commercial Arbitration Rules. The arbitration shall be conducted and the award shall be rendered in Palm Beach County, Florida or such other place as the parties to the arbitration agree before a panel of three (3) arbitrators. Each arbitrator shall be a retired judge or a practicing attorney with no less than fifteen (15) years of experience in arbitration and in commercial law. The arbitrators shall be required to follow the Law of the State of Florida and the provisions of this Agreement or the other Transaction Document in question. For purposes of this Section 12.9, Seller and Parent shall be considered the same party to a dispute.

(b)          The expenses of arbitration (including fees and expenses of counsel) shall be borne or apportioned in accordance with the award of the arbitrators. Judgment upon the award may be entered in any court of competent jurisdiction. All notices relating to any arbitration hereunder shall be in writing and shall be effective if given in accordance with the provisions of Section 12.1. The arbitration provisions set forth herein shall be governed by the Federal Arbitration Act, Title 9, United States Code.

(c)          By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrators shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a court, and to award damages for the failure of any Party to respect the arbitrators’ orders to that effect.

12.10     Consent to Jurisdiction. Subject to the arbitration requirements and other provisions of Section 12.9, the Parties irrevocably agree that all actions arising under or relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be brought exclusively in any United States District Court or Florida State Court located in Palm Beach County, Florida having subject matter jurisdiction over such matters, and each of the Parties hereby consents and agrees to such personal jurisdiction, and waives any objection as to the venue, of such courts for purposes of such action.

12.11     Specific Performance. The Parties agree that due to the unique subject matter of this Agreement, monetary damages will be insufficient to compensate Buyer in the event of a breach by Seller or Parent of any part of this Agreement. Accordingly, the Parties agree that Buyer shall be entitled (without prejudice to any other right or remedy to which it may be entitled) to an appropriate decree of specific performance or an injunction restraining any violation by Seller or Parent of this Agreement or other equitable remedies to enforce this Agreement (without establishing the likelihood of irreparable injury or posting bond or other security), and each of Seller and Parent waives in any action or proceeding brought to enforce this Agreement the defense that there exists an adequate remedy at law.

12.12     Entire Agreement. This Agreement (including the Exhibits and the Schedules) and the other Transaction Documents referred to herein set forth the entire understanding of the Parties hereto and supersede all prior agreements whether written or oral relating to the same subject matter.

12.13     Interpretation. The Parties intend that each representation, warranty, covenant or agreement contained in this Agreement shall have independent significance. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement.

12.14     Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

12.15     Signatures. This Agreement shall be effective upon delivery of original signature pages or facsimile copies (or copies transmitted by portable data format (pdf) file) thereof executed by each of the Parties.

12.16     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Parties to this Agreement need not execute the same counterpart.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

VFINANCE INVESTMENTS, INC.

By: /s/ Leonard J. Sokolow

Name: Leonard J. Sokolow
Title: Chairman

VFINANCE, INC.

By: /s/ Leonard J. Sokolow

Name: Leonard J. Sokolow
Title: Chief Executive Officer

STERLING FINANCIAL INVESTMENT GROUP, INC.

By: /s/ Charles P. Garcia

Name: Charles P. Garcia
Title: Chief Executive Officer

STERLING FINANCIAL GROUP OF COMPANIES, INC.

By: /s/ Charles P. Garcia

Name: Charles P. Garcia
Title: Chief Executive Officer